Exhibit 10.18

COMPANY SPLIT-DOLLAR INSURANCE AGREEMENT

This AGREEMENT is dated as of March 19, 1999 between the J. STEWART BRYAN, III 1999 IRREVOCABLE TRUST (the “Trust”) and MEDIA GENERAL, INC. (the “Company”).

RECITALS OF THE PARTIES

A.        J. Stewart Bryan, III (the “Employee”) is and has for some time been a valued executive employee and officer of the Company. The Company desires that the Employee remain in the employ of the Company. The Company, as an inducement to such continued employment, has agreed to assist the Employee’s family with respect to insurance on the Employee’s life. The Trust was created by the Employee as of March 19, 1999 for the principal benefit of the Employee’s family.

B.        The Trust shall be the owner of certain life insurance policies issued by carriers (the “Insurers”) on the Employee’s life. Once issued, such policies shall be listed on a schedule that shall be attached to this agreement. This agreement relates to such policies and any and all supplementary contracts or coverages issued in connection therewith (collectively the “Policies”). The Company has advised the Employee that the lower of the “P.S. 58” rates or the Insurers’ own rates for one-year term insurance may be taxable as income to him to the extent the Trust does not annually pay for this economic benefit and that the split-dollar arrangement may have other tax consequences.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.    Payment of Premiums. Except for the premiums (or portions thereof) or other amounts that are paid by or on behalf of the Trust in the Trust’s sole discretion, all remaining scheduled premiums (and other amounts, if any) hereafter payable on or under the Policies shall be paid by the Company as they become due and shall be repayable to the Company as provided in this agreement. The amounts to be paid by or on behalf of the Trust may be paid either directly to the Insurers or to the Company as payment or reimbursement for the Company’s payments on behalf of the Trust. The Trust may repay to the Company in whole or in part at any time amounts previously paid by the Company as its share of the premiums.

2.    Collateral Assignments. In order to secure repayment of the share of the payments made by the Company pursuant to this agreement, the Trust shall execute collateral assignments of the Policies in favor of the Company, which collateral assignments shall be in the form provided by the Insurers or by counsel to the Company and shall not be altered or changed without the consent of the Company. Notwithstanding the terms of the collateral assignments, the Company shall not assign its security interest in any Policy except with the written consent of the Trust, shall not have the right to surrender or cause to be surrendered any Policy for its cash value or for cancellation, shall have no right to force the Trust to borrow against or surrender any Policy, and shall have no incidents of ownership in any Policy under section 2042 of the Internal Revenue Code. Except as otherwise specifically provided herein, all other rights in the Policies and all incidents of ownership under section 2042 of the Internal Revenue Code, including the following specific rights, are reserved by and vested in the Trust and shall be excluded from any collateral assignment. The rights reserved by the Trust include the right to change the owner of the Policies, the right to change the beneficiaries of the Policies, the right to assign the Policies or any remaining interest in them, the right to surrender or cancel the Policies, and the right to pledge the Policies for loans or to obtain from the Insurers loans against the Policies, subject in each case to the rights of the Company under the collateral assignments.

3.    Death Benefits. At the Employee’s death, the Company shall be entitled to receive out of the death benefits under the Policies an amount equal to (a) the Company’s share of all premium payments (and other amounts, if any) paid by the Company pursuant to this agreement, less (b) any repayments thereof previously made by the Trust. The balance of the death benefits under the Policies shall be paid to the Trust.

4.    Use of Dividends. All policy dividends, if any, shall be applied to purchase additional paid-up insurance on the Employee’s life unless otherwise mutually agreed by the Trust and the Company.

5.    Termination of Agreement. This agreement may be terminated by the Trust at any time by giving written notice thereof to the Company. In the event of such termination and unless otherwise mutually agreed, the Trust shall, within thirty days, repay to the Company an amount equal to the Company’s share of all premium payments (and other amounts, if any) paid by the Company pursuant to this agreement, less any repayments thereof made by the Trust. Upon receipt of such amount, the Company shall release any collateral assignments of the Policies made in its favor.

6.    The Insurers. The Insurers shall not be deemed parties to this agreement and shall not be obligated to inquire into the disposition of the proceeds payable under the Policies. The Insurers shall be fully discharged from any and all liability upon payment or performance of their obligations under the Policies. The Insurers shall be entitled to rely upon the certification of any officer of the Company as to its interest in the Policies and the amounts it is entitled to receive under this agreement.

7.    Effect of Agreement. This agreement shall be binding on and inure to the respective benefit of the parties, their successors, and assigns. The parties intend by this agreement to create a split-dollar arrangement as described in Revenue Ruling 64-328, and all provisions of this agreement shall be so construed. In the event the Trust transfers its interest in the Policies to another trust or anyone else, the term “Trust” shall be deemed to refer to the transferee where appropriate. Certain pronouns and other terms are expressed in one number and gender, but where appropriate to the context these terms shall be deemed to include the other number and genders.

WITNESS the following signatures.

J. STEWART BRYAN, III 1999

IRREVOCABLE TRUST U/A dated

March 19, 1999

By    /s/    R. CARTER SCOTT, III

        R. CARTER SCOTT, III, Trustee

MEDIA GENERAL, INC.

By    /s/    MARSHALL N. MORTON

Its    Chief Financial Officer